   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 26, 1994
                                                 REGISTRATION NO. _____________

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           UNION PLANTERS CORPORATION
             (Exact name of registrant as specified in its charter)

           TENNESSEE                     6712                   62-0859007
(State or other jurisdiction of    (Primary Standard          (I.R.S. Employer
 incorporation or organization)        Industrial            Identification No.)
                                Classification Code Number)

                          7130 GOODLETT FARMS PARKWAY
                            MEMPHIS, TENNESSEE 38018
                                 (901) 383-6000
             (Address, including zip code, and telephone number of
                   registrant's principal executive offices)

          UNION PLANTERS CORPORATION 401(k) RETIREMENT SAVINGS PLAN
                           (Full title of the plan)


               GARY A. SIMANSON, ESQ.                           COPY TO:                    MARION S. BOYD, JR., ESQ.
 Assistant Secretary and Associate General Counsel                                                McDonnell Boyd
             Union Planters Corporation                                                        The Crescent Center
            7130 Goodlett Farms Parkway                                                   6075 Poplar Avenue, Suite 650
             Memphis, Tennessee  38018                                                      Memphis, Tennessee  38119
                   (901) 383-6590                                                                 (901) 537-1000
(Name, address, including zip code, and telephone number,
     including area code, of agent for service)

APPROXIMATE DATE OF THE PROPOSED COMMENCEMENT OF SALES PURSUANT TO THE PLAN:
As soon as practicable after this Registration Statement becomes effective.

                                                   CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED               PROPOSED
       TITLE OF EACH                                                 MAXIMUM               MAXIMUM
          CLASS OF                                                  OFFERING              AGGREGATE
      SECURITIES TO BE                       AMOUNT TO BE             PRICE                OFFERING           AMOUNT OF
         REGISTERED                         REGISTERED(1)         PER SHARES(2)            PRICE(2)        REGISTRATION FEE
         ----------                         -------------         -------------            --------        ----------------
Common Stock (par value
$5.00 per share) including
rights to purchase shares
of Series A Preferred Stock(1)                  150,000              $ 25.19             $ 3,778,500          $ 1,302.93

- ----------------------------
(1) In addition, pursuant to Rule 416 (c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Estimated solely for purposes of calculating the registration fee and based, pursuant to Rules 457(c) under the Securities Act of 1933, on the average of the high and low prices of the Registrant's Common Stock on the New York Stock Exchange on August 23, 1994.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents previously filed by Union Planters Corporation ("UPC") with the Commission (Commission File No. 0-6919) pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are hereby incorporated herein by reference:

         1.      UPC's Annual Report on Form 10-K for the year ended December
                 31, 1993;

         2. UPC's Quarterly Report on Form 10-Q for the three-month period ended March 31, 1994;

         3. UPC's Quarterly Report on Form 10-Q for the three- and six-month periods ended June 30, 1994;

         4. UPC's Current Report on Form 8-K dated January 19, 1989, filed on February 1, 1989, in connection with UPC's designation and authorization of its Series A Preferred Stock;

         5. UPC's Current Reports on Form 8-K dated February 8, 1994, April 14, 1994, May 18, 1994, July 1, 1994, July 26, 1994,
                 August 18, 1994 and August 19, 1994; and

         6. The description of UPC Common Stock contained in UPC's Registration Statement under Section 12(b) of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

         UPC's Annual Report on Form 10-K for the year ended December 31, 1993, incorporates by reference specific portions of UPC's Annual Report to Shareholders for that year (the "UPC Annual Report to Shareholders") but does not incorporate other portions of the UPC Annual Report to Shareholders. The portion of the UPC Annual Report to Shareholders captioned "Letter to Shareholders" and other portions of the UPC Annual Report to Shareholders not specifically incorporated into UPC's Annual Report on Form 10-K are not incorporated herein and are not a part of the Registration Statement.

         All documents filed by UPC with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the termination of the offering of the shares of UPC Common Stock offered hereby shall be incorporated herein by reference and shall become a part hereof from and after the time such documents are filed. Any statement contained herein or in a document incorporated herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently-filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

         The following document filed by the Union Planters Corporation 401(k) Retirement Savings Plan (the "Plan") with the Commission pursuant to the Exchange Act is hereby incorporated herein by reference:

1. Annual Report on Form 11-K of the Plan for the fiscal year ended November 30, 1993, filed on August 26, 1994. This Annual Report has been filed as required by General Instruction A.2.(ii) of Form S-8 and is incorporated herein by reference pursuant to Item 3(a) thereof, however the Plan was amended significantly in July of 1994 so as to permit each participant in the Plan to elect, commencing October 1, 1994, to have his or her accounts invested in various types of assets, including shares of the Union Planters Corporation Common Stock having a par value of $5.00 per share, whereas the participants were permitted no investment choices under the Plan before its amendment. Accordingly, the Plan's Annual Report should not be relied upon as an indication of the future investment performance of the Plan's assets.

ITEM 5.          INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Gary A. Simanson, Assistant Secretary and Associate General Counsel for Union Planters Corporation, has passed upon the validity of the issuance of the Union Planters Corporation Common Shares to be issued in connection with the Union Planters Corporation 401(k) Retirement Savings Plan. Gary A. Simanson is an officer of UPC and receives compensation from UPC.

ITEM 6.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Charter of the Registrant provides as follows:


TWELFTH:  INDEMNIFICATION OF CERTAIN PERSONS:

                 To the fullest extent permitted by Tennessee law, the Corporation may indemnify or purchase and maintain insurance to indemnify any of its directors, officers, employees or agents and any persons who may serve at the request of the Corporation as directors, officers, employees, trustees or agents of any other corporation, firm, association, national banking association, state-chartered bank, trust company, business trust, organization or any other type of entity whether or not the Corporation shall have any ownership interest in such entity. Such indemnification(s) may be provided for in the Bylaws, or by resolution of the Board of Directors or by appropriate contract with the person involved.

         Article V, INDEMNIFICATION, of the Registrant's Bylaws provides as follows:

                 The Corporation does hereby indemnify its directors and officers to the fullest extent permitted by the laws of the State of Tennessee and by ARTICLE TWELFTH of its Charter. The Corporation may indemnify any other person to the extent permitted by the Charter and by applicable law.

         Indemnification of corporate directors and officers is governed by Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act (the "Act"). Under the Act, a person may be indemnified by a corporation against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) actually and necessarily incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil or criminal, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings only, in addition, had no reasonable cause to believe that his conduct was unlawful. A Tennessee corporation may indemnify a director or officer thereof in a suit by or in the right of the corporation against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such suit unless such director or officer did not act in good faith or with the degree of diligence, care and skill which ordinarily prudent men exercise under similar circumstances and in like positions.

         A person who has been wholly successful, on the merits or otherwise, in the defense of any of the foregoing types of suits or proceedings is entitled to indemnification for the foregoing amounts. A person who has not been wholly successful in any such suit or proceeding may be indemnified only upon the order of a court or a finding that the director or officer met the required statutory standard of conduct by (i) a majority vote of a disinterested quorum of the board of Directors, (ii) the Board of Directors based upon the written opinion of independent legal counsel to such effect, or
(iii) a vote of the stockholders.

ITEM 8.  EXHIBITS.

EXHIBIT
NUMBER                    DESCRIPTION
- -------                   -----------
       4         --       Paragraph "Common Stock" of Article Sixth of the Charter of Union Planters Corporation.

       5(a)      --       Opinion of Gary A. Simanson, Esquire, regarding the validity of the Common Stock, $5.00 par value per share, of Union Planters Corporation being registered for issuance pursuant to the Plan.

       5(b)      -        Undertaking that UPC has submitted or will submit amended Plan to Internal Revenue Service to qualify plan under Section 401 of the Internal Revenue Code (Included in Item 9)

       15        --       Not applicable.

       23(a)     --       Consent of Gary A. Simanson (included in Exhibit 5(a))

       23(b)     --       Consent of Price Waterhouse LLP

       23(c)     --       Consent of KPMG Peat Marwick LLP

       23(d)     --       Consent of Deloitte & Touche

       24        --       Power of Attorney (included in signature pages)

       27        --       Not applicable.

       28        --       Not applicable.

       29        --       Not applicable


ITEM 9.  UNDERTAKINGS.

       The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement:

                 Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                 (2) That for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (5) To deliver or cause to be delivered with the prospectus, if not already delivered, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934, unless such employee otherwise has received a copy of such report, in which case the registrant shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on written or oral request of the employee and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                 (6) To transmit or cause to be transmitted to all employees participating in the portion of the Plan for which the Registration Statement is filed, who do not otherwise receive such materials as shareholders of the issuer, at the time and in the manner such material is sent to its shareholders, copies of all reports, proxy statements and other communications distributed to its shareholders generally.

                 (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                 (8) To submit, if it has not already done so, the amended Plan to the Internal Revenue Service in a timely manner and to make all changes required in order to qualify the amended Plan under Section 401 of the Internal Revenue Code.

                                   SIGNATURES

       The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Memphis, State of Tennessee, on the 25th day of August, 1994.

DATE: August 25, 1994

                           UNION PLANTERS CORPORATION

                           By: /s/  Benjamin W. Rawlins
                               ------------------------------
                                    Benjamin W. Rawlins, Jr.
                                    Chairman of the Board

       We, the undersigned directors and officers of Union Planters Corporation do hereby constitute and appoint James F. Springfield and M. Kirk Walters, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirments of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

NAME                                               CAPACITY                                   DATE
- ----                                               --------                                   ----
/s/  Benjamin W. Rawlins, Jr.                    Chairman of the Board, Chief
     -----------------------------
     Benjamin W. Rawlins, Jr.                    Executive Officer, Director
                                                 (Principal Executive Officer)              August 25, 1994

/s/  John W. Parker                              Executive Vice President and
     -----------------------------
     John W. Parker                              Chief Financial Officer
                                                 (Principal Financial Officer)              August 25, 1994

/s/  M. Kirk Walters                             Senior Vice President,
     -----------------------------
     M. Kirk Walters                             Treasurer and
                                                 Chief Accounting Officer                   August 25, 1994

/s/  Albert M. Austin                            Director                                   August 25, 1994
     -----------------------------
     Albert M. Austin

/s/  Marvin E. Bruce                             Director                                   August 25, 1994
     -----------------------------
     Marvin E. Bruce

/s/  George W. Bryan                             Director                                   August 25, 1994
     -------------------------------
     George W. Bryan

/s/  Robert B. Colbert, Jr.                      Director                                   August 25, 1994
     -------------------------------
     Robert B. Colbert, Jr.

NAME                                               CAPACITY                                         DATE
- ----                                               --------                                         ----
/s/ C. J. Lowrance, III                         Director                                   August 25, 1994
    ------------------------------
    C. J. Lowrance, III

/s/ Jackson W. Moore                            President and Director                     August 25, 1994
    ------------------------------
    Jackson W. Moore

/s/ Stanley D. Overton                          Director                                   August 25, 1994
    ------------------------------
    Stanley D. Overton

/s/ Lane Rawlins                                Director                                   August 25, 1994
    ------------------------------
    Lane Rawlins

/s/ Mike P. Sturdivant                          Director                                   August 25, 1994
    ------------------------------
    Mike P. Sturdivant

/s/ Richard A. Trippeer, Jr.                    Director                                   August 25, 1994
    ------------------------------
    Richard A. Trippeer, Jr.



       The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on August 25, 1994.


                                        UNION PLANTERS CORPORATION
                                        401(k) RETIREMENT SAVINGS PLAN


                                        By: /s/ J. F. Springfield
                                                -----------------------
                                                J. F. Springfield


                                        /s/     M. Kirk Walters
                                                -----------------------
                                                M. Kirk Walters


                                        /s/     John W. Parker
                                                -----------------------
                                                John W. Parker